Saga Communications, Inc. Declares Quarterly Cash Dividend of $0.20 per Share

GROSSE POINTE FARMS, Mich., Sept. 23, 2014 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT-SGA) today announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share for its Class A and Class B shares. The dividend will be paid on October 17, 2014 to shareholders of record on October 3, 2014.

The Company intends to pay regular quarterly cash dividends in the future as declared by the Board of Directors. Consistent with returning value to our shareholders, the Board of Directors will also consider declaring special cash dividends as the Company did in 2012 and 2013 as well as considering stock dividends.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 25 markets, including 62 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 4 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance," "intent" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070